UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 3, 2004

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21301 Burbank Boulevard Woodland Hills, California		91367
(Address of Principal Executive Offices)		(Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                          Entry Into a Material Definitive Agreement

The disclosure set forth below under Item 2.03 is incorporated herein by reference.

Item 2.03                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)                                  On December 3, 2004, United Online, Inc. (“United Online”) entered into the Credit Agreement, dated as of December 3, 2004, among United Online, the Lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank Securities Inc., as Lead Arranger for a term loan facility.  Pursuant to the term loan facility, United Online may borrow between $100 million and $150 million.  The proceeds of the term loan facility will be used to purchase shares pursuant to United Online’s previously announced Dutch auction tender offer and pay related fees and expenses.  Excess funds not used in connection with the tender offer may be used for general corporate purposes, including stock repurchases and acquisitions, subject to certain limitations.  If the funds required to purchase shares pursuant the tender offer and pay related fees and expenses do not exceed $20 million, then United Online may determine not to borrow any funds under the term loan facility.

The term loan facility will mature in four years and amortize in an annual amount of $35 million in years one, two and three and $45 million in year four (in each case, payable in ratable quarterly installments and with proportionate reductions in amortization to the extent the funded amount of the term loan facility is less than $150 million).  Interest on the loans outstanding under the term loan facility will be payable, at United Online’s option, at (a) a base rate equal to the higher of (i) the rate that Deutsche Bank Trust Company Americas announces from time to time as its prime lending rate, as in effect from time to time and (ii) 0.50% in excess of the overnight federal funds rate, plus a margin of 2.5%, or (b) at a eurodollar rate generally equal to the London inter-bank offered rate for dollar deposits with a maturity comparable to a selected interest period, plus a margin of 3.5%.

The facility will be secured by substantially all of the assets of United Online and its wholly owned domestic subsidiaries, except not more than 65% of the outstanding voting stock of any non-US subsidiary will be required to be pledged, and will be unconditionally guaranteed by each of United Online’s domestic subsidiaries

United Online may make optional prepayments of loans under the Credit Agreement, in whole or in part (subject to a minimum prepayment amount), without premium or penalty, and subject to the reimbursement of lenders’ customary breakage costs in the case of a prepayment of eurodollar borrowings on a day other than the last day of the applicable interest period for that borrowing. United Online is required to make prepayments of loans under the Credit Agreement (subject to certain exceptions) from excess cash flow (commencing in 2006 with respect to excess cash flow generated in the 2005 fiscal year), proceeds of asset sales, insurance recovery and condemnation events and the issuance of equity and debt.

Borrowings under the Credit Agreement will be subject to customary conditions precedent, including receipt and maintenance of specified credit ratings, absence of preferred equity or indebtedness (other than certain permitted indebtedness), United Online having available at least $25 million of unrestricted cash and $50 million of additional excess cash on hand, accuracy of representations and warranties, absence of a material adverse change and absence of any default.

The Credit Agreement provides for customary representations and warranties and negative and affirmative covenants, including required delivery of financial statements and notices of material events, obligations to deliver collateral, interest rate hedging requirements, limitations on liens, limitations on indebtedness, limitations on investments, limitations on dividends (including limitations on stock repurchases), and financial covenants such as a minimum fixed charge coverage ratio, a maximum total leverage ratio, a maximum senior leverage ratio, limitations on capital expenditures and minimum liquidity of $25 million.

The Credit Agreement also includes customary events of default such as payment defaults, cross-defaults to other indebtedness, bankruptcy and insolvency, and a change in control, the occurrence of which could cause all amounts under the Credit Agreement to become immediately due and payable.  Default interest will accrue on all overdue loans or other overdue amounts under the Credit Agreement at a rate of 2.00% per annum in excess of the rate applicable to such loan or other amount, payable on demand.

Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. intend to syndicate the term loan facility to a group of financial institutions.

The foregoing discussion of the Credit Agreement is qualified in its entirety by the terms of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit No.	Exhibit

10.1

Credit Agreement, dated as of December 3, 2004, among United Online, the Lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank Securities Inc., as Lead Arranger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2004	UNITED ONLINE, INC.

/s/ Charles S. Hilliard
Charles S. Hilliard
Executive Vice President, Finance and Chief Financial Officer